Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated March 16, 2023, with respect to the consolidated financial statements of Armata Pharmaceuticals, Inc., included in the Annual Report (Form 10-K/A) of Innoviva, Inc. for the year ended December 31, 2022 and to the use of our report dated March 17, 2022, with respect to the consolidated financial statements of Armata Pharmaceuticals, Inc., incorporated by reference in the Annual Report (Form 10-K/A) of Innoviva, Inc. for the year ended December 31, 2022 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California

March 20, 2023